                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  October 21, 1996
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                             Hollywood Park, Inc.
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            (Exact name of registrant as specified in its charter)

Delaware                         0-10619                    95-3667491
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(State or other              (Commission File            (I.R.S. Employer
jurisdiction of                  Number)                  Identification
incorporation)                                               Number)


            1050 South Prairie Avenue, Inglewood, California 90301
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             (Address of Principal Executive Offices and Zip Code)

Registrant's telephone number, including area code:  (310) 419-1500
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         (Former name or former address, if changed since last report)

                                                                    Page 1 of 20
                                                         Exhibit Index on Page 5

ITEM 6.   RESIGNATION OF ONE OF REGISTRANT'S DIRECTORS.

          On October 21, 1996 the Company received letters from Mr. John J. Brunetti resigning from the Board of Directors of Registrant. Mr. Brunetti's letters of resignation followed, and may have been in response to, a letter from the Company informing Mr. Brunetti that he would not be renominated for election to the Board. In his letters of resignation, Mr. Brunetti described his views as to various matters concerning Hollywood Park, including its acquisition of The Woodlands and Turf Paradise race tracks, the pending acquisition of Boomtown, Inc., the Registrant's decision not to pursue acquisitions of Pompano Race Track and Santa Anita Race Track proposed by Mr. Brunetti, as well as various matters concerning Hollywood Park Casino and Mr. Brunetti's not being renominated to serve as a Director of the Corporation. Copies of Mr. Brunetti's letters are attached as Exhibits 17.1 and 17.2.

          The Company believes that Mr. Brunetti's letters are incorrect and incomplete in numerous respects. Many of the issues raised by Mr. Brunetti were the subject of class and derivative action settlements approved by the Federal District Court of the Central District of California and the California Superior Court, in each case after substantial negotiations between the parties, mediation conducted before a retired Federal district court judge, review of the proposed settlement and analysis of each of the underlying transactions by a committee comprised of disinterested directors of the Company with the assistance of independent special counsel and hearings by each court. Mr. Brunetti was one of the defendants originally named in the class actions and did not object to the settlements.

          Registrant does not believe it would be productive to respond to each of Mr. Brunetti's assertions. However, certain of his claims require response. Contrary to Mr. Brunetti's assertion, Hollywood Park did not assume either the $29 million of bank debt on The Woodlands or the $15 million indebtedness owed to Mr. Hubbard. Those obligations were and remain those of Sunflower Racing, not Hollywood Park. Mr. Brunetti failed to note that in the 16 months from the opening of the Hollywood Park Casino (the "Casino") to Registrant's acquisition of Pacific Casino Management, Inc., Registrant received over $25 million in cash from Pacific Casino Management, against a total $36 million investment by Registrant in the Casino. Mr. Brunetti also failed to note that the casino continues to generate over $800,000 per month in cash flow. As to the pending Boomtown acquisition, Registrant's Board of Directors (including Mr. Brunetti)
                                                       ----------------------
unanimously approved the acquisition after three separate Board meetings and detailed presentations by the Company's investment banker and management. Registrant's investment banker rendered a fairness opinion as to the transaction, both at the time the Boomtown merger agreement was signed and when it was mailed to Hollywood Park's stockholders. Boomtown representation on the Hollywood Park Board was an integral part of the merger agreement from the time of the first presentation to the Board.

          As to the two transactions which Mr. Brunetti proposed, he was specifically asked whether he recommended pursuit of the Pompano Park Race Track and advised in writing against it. As to Santa Anita, Mr. Brunetti advised the Company that he was personally considering an acquisition of Santa Anita, had written letters to various shareholders of that track criticizing Santa Anita's management also and wanted to have Hollywood Park pursue such a transaction. A special meeting of the Board of Directors was called in order to provide Mr. Brunetti with an opportunity to present his reasons for supporting an acquisition of Santa Anita. The Board considered the proposal and concluded, after discussion and in the exercise of its business judgment, that it was not in the best interests of the Company and its stockholders for Hollywood Park to pursue such a transaction at that time. In view of that decision, Mr. Brunetti was informed that he was free to pursue such acquisition on his own. The Company does not know whether he is part of any of the groups currently seeking control of Santa Anita.

          In view of Mr. Brunetti's expressed interest in separately pursuing the acquisition of a competing race track, his comments to the Company that he had been considering a possible investment in gaming facilities in Las Vegas and the Company's decision to reduce the number of Directors to be elected at the forthcoming annual meeting as part of the Boomtown transaction, it was determined not to renominate Mr. Brunetti, among others. The Company believes that this decision led to Mr. Brunetti's resignation and his related letter.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

          The following are furnished as exhibits to this report:

          17.1  Resignation letter of John J. Brunetti dated October 17, 1996.

          17.2  Resignation letter of John J. Brunetti dated October 21, 1996.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Hollywood Park, Inc.

                                       By: /s/ G. Michael Finnigan
                                           ----------------------------
                                           G. Michael Finnigan
                                           Executive Vice President and
                                           Chief Financial Officer

Date:  October 28, 1996

                               INDEX OF EXHIBITS


Exhibit No.  Description                                   Page No.
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
   17.1      Resignation letter of John J. Brunetti
             dated October 17, 1996.

   17.2      Resignation letter of John J. Brunetti
             dated October 21, 1996.

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